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                                                                    EXHIBIT 10.3


                                REIMBURSEMENT AGREEMENT

         THIS REIMBURSEMENT AGREEMENT is made effective the 1st day of February, 2002, by and between DICKIE WALKER MARINE, INC., a California corporation ("DWM"), and GERALD W. MONTIEL, individually ("Montiel").

                              RECITALS AND REPRESENTATIONS

         WHEREAS, DWM is engaged in the design, manufacture, marketing and distribution of a line of boating apparel, accessories and decorative items under the Dickie WalkerTM brand name.

         WHEREAS, Montiel is Chairman of the Board, Chief Executive Officer, Chief Marketing Officer and a majority shareholder of DWM.

         WHEREAS, the Dickie WalkerTM brand name is inspired by a sixty-three foot, wooden-hulled Nova Scotian trawler named "The Dickie Walker."

         WHEREAS, Montiel is the sole owner of The Dickie Walker and has title to The Dickie Walker free and clear of all liens, encumbrances and claims of others.

         WHEREAS, to support and permit the development of the Dickie WalkerTM brand name, DWM desires to have available, and Montiel desires to make available to DWM, The Dickie Walker for DWM corporate events, photo shoots and other promotional events ("DWM corporate events"), in exchange for the payment of certain costs and expenses.

                                       AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Term. Unless sooner terminated in accordance with the provisions of this Agreement, this Agreement shall remain in full force and effect for an initial term of ninety-nine (99) years (the "Initial Term"), commencing on the effective date of this Agreement. DWM shall be entitled to renew this Agreement, at its option, for additional ninety-nine year terms ("Renewal Terms") by providing notice to Montiel at least ninety (90) days prior to the expiration of the Initial Term and each Renewal Term.

         2. Availability of The Dickie Walker for DWM Corporate Events and Reimbursement of Costs. Montiel shall make The Dickie Walker available for DWM corporate events on the following basis:


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                                                                (Montiel) (DWM)
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            a. Montiel will make The Dickie Walker available for, and DWM will transport The Dickie Walker to, DWM corporate events located anywhere in the World, for a minimum of sixty (60) days each year, and for any additional number of days per year by mutual written agreement executed by Montiel and DWM.

            b. DWM shall give Montiel at least thirty (30) days advance written notice of any DWM corporate event at which DWM desires to have The Dickie Walker available and the dates on which DWM desires to take and return possession of the Dickie Walker, subject to the consent of Montiel, which consent shall not be unreasonably withheld. If Montiel does not send written notice to DWM of his objection to such notice, Montiel's consent thereto shall be deemed irrevocably given by Montiel.

            c. DWM shall designate where and when The Dickie Walker is to be anchored and/or docked while at the DWM corporate event, subject to the approval of Montiel, which approval shall not be unreasonably withheld.

            d. While at the DWM corporate event, The Dickie Walker shall be accessible to a reasonable number of persons for a reasonable period of time, which persons and period of time shall be pre-approved by Montiel, which approval shall not be unreasonably withheld.

            e. At all times, The Dickie Walker shall remain under the control of the crew of the Dickie Walker and such crew shall have the right to remove or detain persons or property from or on The Dickie Walker, and/or to move the Dickie Walker to another location, if there is a justifiable reason to do so.

            f. Montiel and DWM shall have no obligation to transport any persons or property on The Dickie Walker at any time or to any place.

            g. DWM shall reimburse Montiel for expenses associated with its use of the vessel, including, but not limited to, the cost of crew, fuel, additional docking, marina, or slip fees, insurance and maintenance costs incurred during, or otherwise associated with, DWM's possession of the Dickie Walker. Such payment to be due and payable fifteen (15) days after receipt by DWM of request for payment and supporting invoices and/or receipts from Montiel.

         3. No Assumption of Liabilities or Obligations by DWM. Other than as set forth in Section 2.g., DWM shall not assume any liabilities or obligations whatsoever to any third parties in connection with the availability of The Dickie Walker at DWM corporate events, including, without limitation, property damage and/or personal injury, taxes, fees, costs or expenses.

         4. Insurance. Montiel will procure and maintain, at his sole cost, adequate property and liability insurance for The Dickie Walker and the operation thereof at all times while this agreement is in effect. DWM shall procure and maintain adequate general liability insurance for any persons or property injured or damaged in connection with the use of The


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                                                                (Montiel) (DWM)
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Dickie Walker during DWM corporate events, and adequate "Trip" insurance or other marine insurance that may be required by the coast guard or any other governmental agency. Montiel and DWM shall provide proof of such insurance as requested by the other party.

         5. Further Cooperation. Each party, at the request of the other and without additional consideration, shall execute and deliver or shall cause to be executed and delivered from time to time such further documents, and shall take such other actions as the other party may require to accomplish the purposes of, and transactions contemplated by, this Agreement.

         6. Indemnification. Montiel shall indemnify, save and hold DWM harmless and defend DWM against all claims, costs, expenses, liabilities or litigation, including reasonable attorney's fees, which arise as a result of any breach of this Agreement by Montiel. DWM shall indemnify, save and hold Montiel harmless and defend Montiel against all claims, costs, expenses, liabilities or litigation, including reasonable attorney's fees, which arise as a result of any breach of this Agreement by DWM.

         7. Termination. This Agreement and the transactions contemplated herein may be terminated in the following instances:

            a. By mutual consent of the parties;

            b. By DWM in the event of a Casualty Loss as provided by Section 13 hereof;

            c. By DWM if any condition or covenant set forth herein applying to Montiel shall not be satisfied and is not waived; or

            d. By DWM upon thirty (30) days written notice given to Montiel.

         In the event of termination as provided in this Section 7, DWM shall be responsible for all payments due and payable pursuant to Section 2 up to the effective date of such termination.

         8. Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof. There are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or in the documents delivered pursuant hereto. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

         9. Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.


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                                                                (Montiel) (DWM)
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         10. Captions. The captions in this Agreement are for convenience only, and shall not be considered a part of, or affect the construction or interpretation, of any provision of this Agreement.

         11. No Third-party Rights. Nothing in this agreement shall be deemed to create any right on the part of any person or entity not a party to this Agreement.

         12. Governing Law, Jurisdiction and Venue. This Agreement and other documents delivered pursuant hereto and the legal relations between the parties shall be governed and construed in accordance with the law of the State of California. Any dispute or litigation with respect to the representations, warranties, terms and conditions of this Agreement, shall be litigated in the any court of competent jurisdiction within the State of California and Montiel and DWM hereby expressly consent to subject matter and personal jurisdiction and venue in said courts.

         13. Casualty Loss. If all or a substantial portion of The Dickie Walker shall be destroyed by casualty, or if all or a substantial portion of The Dickie Walker shall be taken in condemnation or eminent domain, or if the proceedings for such purposes shall be pending or threatened, or if The Dickie Walker shall otherwise become unsuitable to fulfill the purposes of this Agreement (a "Casualty Loss"), either party may elect to terminate this Agreement effective immediately upon written notice to either party. If the Agreement is not so terminated, then the Agreement shall remain in full force and effect.

         14. Notices. Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing by certified mail, return receipt requested or courier mail, as follows:

                    If to Montiel:

                    6206 Avenida Cresta
                    La Jolla, CA 92037

                    If to DWM:

                    Dickie Walker Marine, Inc.
                    1414 S. Tremont St.
                    Oceanside, CA 92054
                    Attn: President

         Either party may, by written notice, delivered to the other, change the address to which delivery shall thereafter be made.

         15. Assignment; No Change of Name; No Encumbrances; Right of First Refusal. This Agreement may not be assigned without the written consent of the other party, which consent shall not be unreasonably withheld, and any assignment without such consent shall be



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                                                                (Montiel) (DWM)
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void. Provided, however, while this Agreement remains in effect, (i) no vessel may be substituted for The Dickie Walker under this Agreement, (ii) Montiel shall not change the name of The Dickie Walker, (iii) Montiel shall not pledge or otherwise encumber The Dickie Walker and (iv) DWM will have a right of first refusal to purchase The Dickie Walker at fair market value as determined by a qualified appraiser.

         16. Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

         17. Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

         18. Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby. In the event that any such provision is deemed to be invalid, the parties agree that a court making such judgement shall have the ability to interpret and apply such provision to the fullest extent permitted by law, within such provision's original intent.

         19. Attorney's Fees. In the event of any litigation between the parties to declare or enforce any provision of this Agreement, the prevailing party or parties shall be entitled to recover from the losing party or parties, in addition to any other recovery and costs, reasonable expenses, attorney's fees, and costs associated with such litigation, in both the trial and in all appellate courts.

         20. Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

         21. Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.


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                                                                (Montiel) (DWM)
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         IN WITNESS WHEREOF, DWM and Montiel have executed and delivered this
Reimbursement Agreement effective as of the date first set forth above.

                                           MONTIEL:



                                           -------------------------------------
                                           Gerald W. Montiel


                                           DWM:

                                           DICKIE WALKER MARINE, INC.



                                           By:
                                              ----------------------------------
                                           Name:  Julia Sargent Knudsen
                                           Title: President



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                                                                (Montiel) (DWM)